Boxlight Announces Acquisition of Robo3D and MyStemKits

Addition of 3D Printing Solutions Enhances STEM Portfolio

LAWRENCEVILLE, GA — (Apr. 21, 2020) — Boxlight Corporation (NASDAQ: BOXL), a leading provider of interactive technology solutions for the global education market, today announced it has closed the acquisition of Robo 3D, a leading brand of 3D printers, and MyStemKits, the largest online collection of K-12 STEM curriculum for 3D printing. The purchase price was approximately $600,000 in the form of cash, assumed liabilities and a note payable.

“The addition of Robo 3D and MyStemKits supports our strategic expansion of solutions for K-12 classrooms, and our specific focus on STEM education,” said Michael Pope, CEO of Boxlight. “3D printing is a foundational STEM technology that students of today can leverage in their future professions. We are now uniquely positioned to offer a comprehensive suite of STEM solutions, complete with our Labdisc portable STEM lab, Mimio Mybot robotics and coding solution, STEM specific training and professional development, and both the Robo 3D and MyStemKits branded 3D printing hardware and curriculum.”

The acquisition also brings additional management talent to Boxlight including Ryan Legudi as Senior Vice President of STEM Solutions and Braydon Moreno as Director of STEM Solutions.

“Our team is excited to join Boxlight and embark on the next stage of growth as a core component of their industry-leading STEM solutions offering. Boxlight is one of the pre-eminent brands in education technology, with a reputation founded on premium quality products and innovative solutions. We share the same philosophical approach to education technology: providing a true end-to-end seamless solution encompassing hardware and software complemented by robust training and professional development, and hands-on customer support. 3D printing is one of the bedrocks of STEM education, which is a major theme for education across the world. We see significant potential to not only expand our business in the USA, but also internationally through Boxlight’s vast international distribution network.”

About Boxlight Corporation

Boxlight Corporation (NASDAQ: BOXL(“Boxlight”) is a leading provider of technology solutions for the global education market. The company improves student engagement and learning outcomes by providing educators the products they need for the 21st century classroom. The company develops, sells, and services its integrated, interactive solution suite of software, classroom technologies, professional development and support services. Boxlight also provides educators with thousands of free lesson plans and activities via MimioConnect®, an interactive teaching community. For more information about the Boxlight story and its product offerings, visit http://www.boxlight.com.

Forward Looking Statements

This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, competition in the industry, etc. Boxlight encourages you to review other factors that may affect its future results in Boxlight’s filings with the Securities and Exchange Commission.

Contacts

Media:

Sunshine Nance

+1 360-464-2119 x254

sunshine.nance@boxlight.com

Investor Relations:

Michael Pope

+1 360-464-4478

michael.pope@boxlight.com